Exhibit 19

Insider Trading

Policy

Policy Owner	Controller
Policy Reviewer	Chief Financial Officer Disclosure Committee
Policy Approver	Audit Committee Board of Directors
Policy Review Frequency	Annually, unless change management warrants an earlier update
Date of Last Review/Update	September 30, 2024
Policy Effective Date	October 31, 2024

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Table of Contents

Table of Contents		1
1.	Executive Summary	2
1.1.	Rationale	2
1.2.	Scope	2
1.3.	Related Policies	3
2.	Policy Statements	3
3.	Pre-clearance Standards	4
4.	Blackout Standards	4
5.	10b5-1 Plan Requirements	4
6.	Definitions	5
7.	Additional Guidance	6
8.	Unauthorized Disclosure	7
9.	Policy Assurance Methods	7
9.1.	Related Procedures	7
9.2.	Awareness and Training Methods	7
9.3.	Policy Adherence Methods	7
9.4.	Update Requirements	7
9.5.	Consequences of Violating the Policy	8
9.6.	Exceptions and Exemptions	8
9.7.	Post-Termination Transactions	8
10.	Governance	8
11.	Version History	8

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1. Executive Summary

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their Board of Directors and Section 16 Officers (“controlling persons”) are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important to understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”), and NASDAQ investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys’ Office, pursues insider trading violations vigorously. Cases have been successfully prosecuted against insider trading by employees through foreign accounts and by family members and friends, and for transactions involving only a small number of shares.

1.1. Rationale

This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct.

1.2. Scope

This policy applies to all directors, officers, employees, and contingent workers (collectively “Personnel”) of Financial Institutions, Inc., and its consolidated subsidiaries (collectively the “Company”).

Note: a contingent worker is any person who is not an employee of the Company, but who is providing services to the Company.

Persons Covered. The same restrictions that apply to Personnel also apply to family members who reside in the household of any Personnel, anyone else who lives in the household of any Personnel, and any family members who do not live in the household but whose transactions in Company securities are directed by Personnel or are subject to Personnel’s influence or control. This policy also applies to any entities that Personnel influence or control, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for purposes of this policy and applicable securities laws as if they were for Personnel’s own account. Personnel are responsible for making sure that the purchase or sale of any security covered by this policy by any such person or entity complies with this policy.

Companies Covered. The prohibition on insider trading in this policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. Trading includes purchases and sales of common and preferred stock, derivative securities such as exchange traded put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans as follows:

• Stock Option Exercises and Grants. This policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise. The Company should not generally make option awards in the four business days before the filing of a periodic report on Forms 10-Q and 10-K as applicable or the filing or furnishing of a Current Report on Form 8-K that discloses material non-public information (including earnings information but excluding a Form 8-K that discloses only the grant of a material new option award) and ending one business day after such triggering event.

• Restricted Stock Awards and Restricted Stock Units. This policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which Personnel elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The policy does apply, however, to any market sale of the stock once vested.

• 401(k) Plan. This policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) Plan resulting from Personnel’s periodic contribution of money to the plan pursuant to a payroll deduction election. The

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trading restrictions do apply, however, to elections Personnel may make under the 401(k) Plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against the 401(k) Plan account if the loan will result in a liquidation of some or all of the Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

• Transactions Not Involving a Purchase or Sale. Bona fide gifts are transactions subject to this policy. Transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this policy.

1.3. Related Policies

• Code of Business Conduct and Ethics Policy

• Code of Ethics for CEO, CFO, and Financial Officers Policy

• Disclosure and External Communications Policy

2. Policy Statements

Below are the statements and standards that collectively comprise this policy. Management will periodically review this policy (at least annually) to ensure that the policy statements and established standards meet the expectations of Management, the Board and regulators, as well as provide adequate controls for mitigating the risks associated with insider activities.

1. Individual Responsibility. Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or the securities of other companies while in possession of material nonpublic information. Each person is responsible for making sure that he or she complies with this policy and applicable insider trading laws, and that any family member, household member or entity whose transactions are subject to this policy also comply with this policy. In all cases, the responsibility for determining whether a person is in possession of material non-public information rests with that person, and any action on the part of the Company, the Insider Trading Compliance Officer (the “ITC Officer”), or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate a person from liability under applicable securities laws.

2. Administration of the Policy. The employee holding the title of Director of SEC Reporting shall serve as the ITC Officer for purposes of this policy, and the ITC Officer is responsible for administering this policy. In the ITC Officer’s absence, another employee designated by the Chief Financial Officer shall be responsible for administration of this policy.

3. No Trading on Inside Information. Personnel may not trade in the securities of the Company, directly or through family members or other persons or entities, if in the possession of material nonpublic information relating to the Company. Similarly, Personnel may not trade in the securities of any other company if in the possession of material nonpublic information about that company which was obtained in the course of employment with the Company. In addition, Personnel may not assist anyone to engage in insider trading.

4. No Tipping. Personnel may not pass material nonpublic information about the Company, or material nonpublic information about another company that was obtained in the course of employment with the Company, on to others or recommend to anyone the purchase or sale of any securities when aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though Personnel did not trade and did not gain any benefit from another’s trading. In addition, Personnel may not assist anyone engaged in tipping.

5. No Exception for Hardship. The existence of a personal financial emergency does not excuse Personnel from compliance with this policy.

6. Blackout and Pre-Clearance Policy. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s Board of Directors has adopted this Blackout and Pre-Clearance policy that applies to directors and certain officers subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Section 16 Filers”), and certain designated employees and contingent workers of the Company (collectively “Covered Persons”) who have access to material nonpublic information about the Company. The ITC Officer will notify Personnel who are subject to this policy. Section 16 Filers are also subject to additional procedures designed to address the two-day Form 4 filing requirement under Section 16 of the Exchange Act. The policy generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods beginning on the 20th day of the last month of each fiscal quarter and ending after the first full trading day following the release of the Company’s earnings for that quarter and certain event-specific blackouts. In addition to quarterly blackout periods, the Company may also institute event-specific blackout periods in the event of a material corporate

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development. The ITC Officer will notify Covered Persons of any event-specific blackout periods. Section 16 Filers also must pre-clear with the ITC Officer all transactions in the Company’s securities and are subject to additional procedures designed to address the two-day Form 4 filing requirement under Section 16 of the Exchange Act, as described below.

7. Exception for Approved 10b5-1 Plan. Trades by Covered Persons in the Company’s securities and Company stock repurchases that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this policy or to the restrictions set forth above relating to permitted trading periods. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan may only be entered into or altered when no quarterly or temporary blackout period is in effect and when Personnel are not in possession of material nonpublic information. Once the plan is adopted, Personnel must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party. The Company requires that all 10b5-1 plans be approved in writing by the ITC Officer before the 10b5-1 plan is adopted. Additional requirements of 10b5-1 plans are described below.

3. Pre-clearance Standards

The Company’s Section 16 Filers are subject to the following pre-clearance standards.

Section 16 Filers, together with their family members and other members of their household, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s ITC Officer. A request for pre-clearance generally should be submitted to the ITC Officer at least two business days in advance of the proposed transaction. The ITC Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. In the event the ITC Officer is a Section 16 Filer, he/she may not trade in Company securities unless the Controller or Chief Financial Officer has approved the trade(s) in accordance with the procedures set forth in this policy.

4. Blackout Standards

Quarterly Blackout Procedures.

Covered Persons and Company stock repurchases are subject to the following blackout standards. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Covered Persons may not trade in the Company’s securities and the Company cannot conduct stock repurchases during the period beginning on the 20th day of the last month of each fiscal quarter and ending after the first full trading day following the release of the Company’s earnings for that quarter.

Event-Specific Blackouts.

From time to time, the Company may issue an event specific blackout notice when an event may occur that is material to the Company and is known by only a few directors, executive officers, and other Personnel. So long as the event remains material and nonpublic, the Company cannot conduct stock repurchases and the persons who are aware of the event, as well as other Covered Persons may not trade in the Company’s securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Additionally, as part of the Company’s Pre-clearance standards, during an event-specific blackout, the ITC Officer will inform any Section 16 filer of the existence of a blackout period, without disclosing the reason for the blackout. Anyone who receives an event-specific blackout notice may not trade on stock as set forth in that notice. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other. The failure of the ITC Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Even if a blackout period is not in effect, at no time may Personnel trade in Company securities if aware of material nonpublic information about the Company. The Company may on occasion issue potentially material and non-public information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information.

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Covered Persons are discouraged from purchasing or selling Company shares within four business days before or after an announcement of a share repurchase plan, or an announcement of any increase in a share repurchase plan by the Company.

5. 10b5-1 Plan Requirements

10b5-1 plans are subject to the following requirements:

Cooling-Off Periods

The 10b5-1 plan of a director or officer must provide for a cooling-off period during which trades cannot be made after the adoption or modification of a 10b5-1 plan until the later of (1) 90 days following the adoption or modification of the 10b5-1 plan; or (2) two business days following the disclosure in Form 10-Q or 10-K of the issuer’s financial results for the fiscal quarter in which the 10b5-1 plan was adopted or modified (not to exceed 120 days following the adoption or modification of the 10b5-1 plan) before any trading can commence under the trading arrangement. Persons other that the issuer, directors, and officers are subject to a cooling-off period of 30 days before any trading can commence under the trading arrangement or modification.

Director and Officer Certifications

Directors and officers must include a certification in the 10b5-1 plan itself that on the date of adoption or modification of the 10b5-1 plan that (1) they are not aware of any material non-public information about the security or the issuer; and (2) they are adopting the 10b5-1 plan in good faith and not as part of a plan or scheme to evade Section 10(b) of the Exchange Act and Rule 10b-5.

Prohibition on Overlapping Plans

Persons are generally prohibited from having more than one Rule 10b5-1 trading plan for open market purchases or sales. Two separate Rule 10b5-1 plans for open market purchases or sales of an issuer’s securities (other than an issuer) may be maintained if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. If the first plan is terminated early, the first trade under the later-commencing plan will be subject to the cooling-off period if applicable following the termination of the earlier plan.

Limitations on Single-Trade Arrangements

In any 12-month period, a person (other than the issuer) is limited to one “single-trade plan”. A “single-trade plan” is a plan that is designed to effect the purchase or sale of securities in a single transaction, and does not include plans (i) where the agent has the discretion to execute the plan as a single transaction, or (ii) where the agent’s future acts depend on data not known at the time the plan is adopted (e.g., plans that provide for purchases or sales at several given future stock prices) and it is reasonably foreseeable at the time the plan is adopted that it might result in multiple transactions.

Good Faith Requirement

The individual or issuer subject to the 10b5-1 plan must act in good faith with respect to the plan from the adoption of the plan through the duration of the plan.

Periodic Reporting Requirements

The Company will disclose in Form 10-Q and 10-K whether during the fiscal quarter any director or officer adopted or terminated a Rule 10b5-1 plan or a “non-Rule 10b5-1 trading arrangement”. Required disclosure will also be made in Form 10-K and proxy statements whether the company has adopted insider trading policies and procedures applicable to directors, officers, employees, or the company itself that are reasonably designed to promote compliance with insider trading laws, rules, regulations, and listing standards. In addition, a copy of the Insider Trading Policy will be filed as an exhibit to Form 10-K.

6. Definitions

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

• Projections of future earnings, losses, or earnings guidance.

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• Earnings that are inconsistent with the consensus expectations of the investment community.

• Amendment to the Company’s certificate of incorporation.

• A proposal or agreement for a merger, acquisition, divestiture, tender offer or other significant business transaction, or the termination of such agreement.

• A change in senior management or the departure or election of a director.

• Major events regarding the Company’s securities, including establishing or changing stock repurchase programs, a change in dividend policy, the declaration of a stock split, stock dividend or the offering of additional securities.

• Severe financial liquidity problems.

• Actual or threatened major litigation or the resolution of such litigation.

• Major new products or marketing plans.

• Undisclosed significant loan losses.

• Significant regulatory investigations or negative regulatory actions.

• A change in auditors or notification that the auditor’s reports may no longer be relied upon.

• A significant loss of customer information or a significant breach of our security systems.

• The imposition of a ban on trading in the Company’s securities or the securities of another company.

• Determination that there is significant impairment to one or more of the Company’s assets.

• Failure by the Company to satisfy a rule or standard for the continued listing of the Company's common stock on NASDAQ.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public, or which the investing public has not yet had an opportunity to absorb. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release, an SEC filing or a widely disseminated statement from a senior officer) and the investing public has had time to review, absorb and react to the information fully. As a general rule, information is considered nonpublic through the first full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time Personnel can buy or sell Company securities is the opening of the market on Wednesday (assuming other material nonpublic information is not known at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time Personnel can buy or sell Company securities is the opening of the market on Thursday.

7. Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, Personnel trading in Company securities is subject to the following additional guidance.

7.1. Short-term Trading. Short-term trading of the Company’s securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer, or other employee who purchases the Company’s securities in the open market may not sell any of the Company’s securities of the same class during the six months following the purchase (or vice versa). In addition, Section 16(b) of the Exchange Act requires disgorgement of any “short-swing” profits (resulting from the sale and purchase, purchase, and sale, of Company securities within a six-month period) to the Company. The calculations of short-swing profits under the SEC rules can be complex, and it is possible to recognize a short-swing profit under SEC rules even if a stockholder actually experiences an economic loss.

7.2. Short Sales. Short sales of the Company’s securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to see to improve the Company’s performance. For these reasons, Personnel may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

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7.3. Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, any director, officer or other employee may not engage in transactions in publicly traded options of the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

7.4. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own the Company’s securities obtained through the Company’s plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers, and other employees are prohibited from engaging in any such transaction.

7.5. Standing and Limit Orders. Standing and limit orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves Personnel with no control over the timing of the transaction. A standing order transaction executed by the broker when Personnel are aware of material nonpublic information may result in unlawful insider trading.

7.6. Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without Personnel consent by the broker if Personnel fail to meet a margin call or by the lender in foreclosure if Personnel default on the loan. A margin or foreclosure sale that occurs when Personnel are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, directors, officers, and other employees are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

8. Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. Personnel should treat all information about the Company or its business plans in connection with employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and Personnel to significant risk of investigation and litigation. The Company’s Code of Business Conduct and Ethics Policy provides further information regarding the obligation of every director, officer, and employee to safeguard the Company’s confidential information and should be read in conjunction with the Insider Trading Policy.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to Personnel, the Company, and its management. Accordingly, it is important that responses to inquiries about the Company from the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Unauthorized Disclosure. No director, officer, employee, or contingent worker of the Company shall disclose internal information about the Company to any person outside the Company, including family members and friends, except for such disclosures which have been specifically authorized in writing by an executive vice president of the Company as being required to facilitate a related project or transaction. Personnel may not discuss the Company or its internal information in any internet-based discussion forum including, but not limited to, social networking sites, Twitter, blogs, chat rooms or investor bulletin boards.

Communications with the Media, Analysts, and Investors. Communications on behalf of the Company with the media, securities analysts and other investors shall be made only by specifically designated representatives of the Company. Unless expressly authorized to make communications on behalf of the Company, Personnel must direct any inquiry from the media, a securities analysis or an investor to the Company’s Director of Investor and External Relations. Further guidance on this topic is contained in the Company’s Disclosure and External Communications Policy.

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9. Policy Assurance Methods

9.1. Related Procedures

The below procedure is subordinate to this policy and is subject to change in accordance with applicable updates and amendments to this policy or as otherwise approved.

• Insider Trading Related Procedures

9.2. Awareness and Training Methods

This policy is communicated to Personnel electronically at the time of hire, at the time of update, or at a minimum annually.

All Section 16 Filers and covered persons subject to the procedures set forth in this policy are required to certify their understanding and intent to comply with this policy at least annually.

This policy is accessible to all Personnel through StarNet, the Company’s intranet.

9.3. Policy Adherence Methods

Policy adherence is communicated to the Executive Management Committee, the Audit Committee, the Risk Oversight Committee, and the Board of Directors.

Late filings for Section 16 filers, if any, are disclosed in the annual Proxy Statement as required.

9.4. Update Requirements

This policy is reviewed and updated as necessary at least annually by the Controller subject to review by the Disclosure Committee.

This policy will be reviewed and approved by management via the Disclosure Committee and by the Board of Directors at the Audit and Risk Oversight Committees before final approval by the Board of Directors.

9.5. Consequences of Violating the Policy

Failure to comply with this policy may subject Personnel to a range of disciplinary actions, up to and including termination of employment. Furthermore, violations of this Policy may also be violations of the law and result in monetary and other damages and civil or criminal penalties for Personnel, including supervisors, and the Company.

Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines up to $5 million, and (3) civil fines up to three times the profit gained or loss avoided.

If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have controlling-person liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend to personal liability to the Company’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

9.6. Exceptions and Exemptions

Compliance with this policy is of the utmost importance for Personnel and the Company. All questions about this policy, or its application to any proposed transaction, should be directed to the ITC Officer. The ITC Officer will escalate issues and exceptions to the Controller, Chief Financial Officer, or Chief Legal Officer and Corporate Secretary for further research and guidance as might be needed. The Chief Financial Officer shall have the authority to grant exemptions and exceptions to this policy. Such exemptions and exceptions should be promptly reported to the Chair of the Company Risk Committee and the Company Risk Committee should be informed of the exception or exemption at its next scheduled meeting. If the exception or exemption involves a significant non-conformity with the intent and spirit of this policy and presents material risk and trailing exposure to the Company, the matter should be reported to the Audit Committee of the Board.

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9.7. Post-Termination Transactions

This policy continues to apply to transactions in Company securities even after employment or other services to the Company has ended in the following manner:

• If Personnel are aware of material nonpublic information when employment or service relationship terminates, Personnel may not trade in Company securities until that information has become public or is no longer material.

• In all other respects, the procedures set forth in this policy will cease to apply to Personnel transactions in Company securities upon the expiration of any “blackout period” that is applicable to Personnel transactions at the time of termination of employment or services. Former directors and Section 16 Officers will remain subject to short-swing profit rules for purchases or sales within six months of their last transaction while serving as a director or Section 16 Officer.

10. Governance

Roles and responsibilities for key governance committees and personnel, include:

• ITC Officer – administration of this policy and related procedures

• Controller – manager of ITC Officer position and functions

• Chief Financial Officer – manager of Controller position and functions

• Disclosure Committee – oversee this policy process for management to ensure consistency and completeness

• Audit Committee – review and approve this policy prior to Board committee review

• Board of Directors – review and approve this policy

11. Version History

Version history of this policy, including sections updated, brief high-level description of material changes to this policy and date of last review/update.

Version #	Sections Updated	Description of Changes	Date of Last Review/Update
1.0	All	Implementation of new policy format with change in ITC Officer	6/21/2019
2.0		Annual review and update; escalation added to section 8.6 Exceptions and Exemptions.	3/30/2020
3.0	4; 5; 8.6	Annual review and update with legal counsel; Page 5 clarification to nonpublic information; escalation section expanded	1/11/2021
4.0

Annual review and update; ITC Officer name update; title updates; removal of procedure elements with implementation of Insider Trading Related Procedures doc; new SEC legal counsel review and input; change to blackout time period

10/27/2022
4.1	5	Updates to Rule 10b5-1(c) Plans per SEC Update 33-11138	4/1/2023
4.2		Annual review and update	10/31/2023
4.3		Annual review and update	10/31/2024